Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail gmeyers@hcr-manorcare.com

Manor Care, Inc. Announces Redemption of
8% Senior Notes Due in 2008

TOLEDO, Ohio, November 18, 2005 – Manor Care, Inc. (NYSE:HCR) announced today that it intends to redeem its 8% Senior Notes due in 2008 (the “Notes”) that are outstanding at the close of business on December 22, 2005 (the “Redemption Date”) at a redemption price equal to the greater of (i) 100 percent of the principal amount, plus all accrued but unpaid interest to the Redemption Date, or (ii) the sum of (a) the present values of the remaining scheduled payments of principal and interest on the Notes from the Redemption Date until the March 1, 2008 maturity date of the Notes, except for currently accrued but unpaid interest, discounted to the Redemption Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the treasury rate (as defined in the Notes), plus 50 basis points and (b) accrued but unpaid interest to the Redemption Date (the “Redemption Price”).

The Redemption Price of the Notes and accrued interest will become due and payable on the Redemption Date, and from and after this date, interest will cease to accrue and be payable. Payment of the Redemption Price on the Notes will be paid only upon presentation and surrender of the Notes in the manner specified in the notice of redemption for the Notes, which will be mailed to registered holders of the Notes by US Bank Trust National Association, as trustee.

This announcement is not a notice of redemption for the Notes or any other security.

-More-

Manor Care To Redeem Notes, Page 2

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.